Exhibit 99.1

One North End Avenue • Suite 1111 • New York • New York 10282

Telephone: (877) 898-8038 (212) 791-2911 Fax: 212-791-2917

150 Fairway Drive • Suite 150 • Vernon Hills • Illinois 60061

Telephone: (847) 573-0033 • Facsimile: (847) 573-8288

(Amex-IMM)

CONTACT:	Paul Hendley: 212-253-8881

Immtech Announces Registered Offering of $6.75 Million in Common Stock

New York, NY, February 8, 2007 - Immtech Pharmaceuticals, Inc. (AMEX:IMM) today announced that it entered into definitive agreements with selected institutional investors for the sale of 1.0 million shares of common stock for at a price of $6.75 per share in a registered direct offering.

Ferris, Baker Watts, Incorporated acted as the exclusive placement agent, and the offering is expected to close on or about February 13, 2007 subject to certain closing conditions.

Net proceeds following the payment of expenses are expected to be approximately $6.1 million.

A shelf registration statement relating to the common stock to be issued in the offering has been filed with the Securities and Exchange Commission and declared effective. A prospectus supplement relating to the offering may be obtained directly from Immtech Pharmaceuticals, Inc., One North End Avenue, New York, NY 10282, telephone: (212) 791-2911, Attention Fiona Thompson. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our common stock. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful prior to the registration or qualification under the securities laws of any such state.

About Immtech Pharmaceuticals, Inc.

Immtech Pharmaceuticals, Inc. is focused on developing and commercializing drugs to treat infectious diseases, including Pneumocystis pneumonia (PCP), malaria, and trypanosomiasis (African sleeping sickness) and targeting fungal infections, Hepatitis C and other serious diseases.

Safe Harbor Statement. This news release contains forward-looking statements including statements relating to the Immtech’s anticipated proceeds from the offering and its use of those proceeds. These forward-looking statements involve risks and uncertainties. Immtech assumes no obligation to update this information. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the Company’s business in general, see the risk disclosures in the Company’s SEC filings, including its most recent Annual Report on Form 10-K for the year ended March 31, 2006 and its Quarterly Reports on Form 10-Q filed from time to time with the SEC.